Exhibit 99.1

Combined Financial Statements

Connectivity and Cable Solutions

Years Ended December 31, 2025 and 2024

With Report of Independent Auditors

Connectivity and Cable Solutions

Combined Financial Statements

Years Ended December 31, 2025 and 2024

Contents

Report of Independent Auditors	1

Combined Financial Statements

Combined Statements of Operations	3
Combined Statements of Comprehensive Income	4
Combined Balance Sheets	5
Combined Statements of Cash Flows	6
Combined Statements of Equity	2
Notes to Combined Financial Statements	8

Report of Independent Auditors

To the Board of Directors of Vistance Networks, Inc.

Opinion

We have audited the combined financial statements of Connectivity and Cable Solutions (the Company), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined statements of operations, comprehensive income, equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●
Exercise professional judgment and maintain professional skepticism throughout the audit.

●
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 27, 2026

Connectivity and Cable Solutions

Combined Statements of Operations

(In thousands)

	Year Ended December 31,
	2025	2024
Net sales	$3,754,534	$2,823,174
Cost of sales	2,385,362	1,854,119
Gross profit	1,369,172	969,055
Transition service agreement income	21,830	6,673
Operating expenses:
Selling, general and administrative	496,467	365,092
Research and development	80,118	71,035
Amortization of purchased intangible assets	70,801	71,377
Restructuring cost, net	4,060	1,017
Total operating expenses	651,446	508,521
Operating income	739,556	467,207
Other income (expense), net	(13,792)	3,336
Interest expense	-	(46)
Income before income taxes	725,764	470,497
Income tax expense	(179,898)	(120,704)
Net income	545,866	349,793
Net income attributable to noncontrolling interest	483	927
Net income attributable to Connectivity and Cable Solutions	$545,383	$348,866

See notes to combined financial statements

Connectivity and Cable Solutions

Combined Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2025	2024
Comprehensive income
Net income	$545,866	$349,793
Other comprehensive income, net of tax:
Foreign currency translation gain (loss)	80,118	(53,919)
Defined benefit plans:
Change in unrecognized gain (loss)	(154)	290
Total other comprehensive income (loss), net of tax	79,964	(53,629)
Total comprehensive income	625,830	296,164
Comprehensive income (loss) attributable to noncontrolling interest	(166)	764
Comprehensive income attributable to Connectivity and Cable Solutions	$625,996	$295,400

See notes to combined financial statements

Connectivity and Cable Solutions

Combined Balance Sheets

(In thousands)

	December 31,
	2025	2024
Assets
Cash and cash equivalents	$12,724	$13,239
Accounts receivable, less allowance for doubtful accounts of $12,227 and $14,833, respectively	633,599	433,765
Inventories, net	512,426	333,807
Prepaid expenses and other current assets	47,980	42,064
Total current assets	1,206,729	822,875
Property, plant and equipment, net of accumulated depreciation of $511,169 and $454,427, respectively	277,911	259,983
Goodwill	2,160,609	2,107,721
Other intangible assets, net	171,262	236,985
Deferred income taxes	57,544	107,131
Other noncurrent assets	171,563	133,251
Total assets	$4,045,618	$3,667,946
Liabilities and Equity
Accounts payable	$422,162	$247,309
Accrued and other liabilities	211,015	150,637
Total current liabilities	633,177	397,946
Deferred income taxes	5,857	8,504
Other noncurrent liabilities	66,945	66,108
Total liabilities	705,979	472,558
Commitments and contingencies (Note 11)
Equity:
Net parent investment	3,431,443	3,366,917
Accumulated other comprehensive loss	(97,457)	(177,421)
Connectivity and Cable Solutions equity	3,333,986	3,189,496
Noncontrolling interest	5,653	5,892
Total equity	3,339,639	3,195,388
Total liabilities and equity	$4,045,618	$3,667,946

See notes to combined financial statements

Connectivity and Cable Solutions

Combined Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2025	2024
Operating Activities:
Net income	$545,866	$349,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,908	122,221
Loss on disposal of property, plant and equipment	1,702	260
Equity-based compensation	23,385	10,072
Deferred income taxes	47,006	20,046
Changes in assets and liabilities:
Accounts receivable	(185,252)	(114,811)
Inventories	(170,319)	(50,397)
Prepaid expenses and other current assets	(4,479)	(17,464)
Accounts payable	162,409	77,742
Accrued and other liabilities	52,884	44,123
Other noncurrent assets	(34,437)	(31,806)
Other noncurrent liabilities	(4,214)	(92)
Other	(9,427)	173
Net cash provided by operating activities	547,032	409,860
Investing Activities:
Additions to property, plant and equipment	(49,259)	(14,323)
Net cash used in investing activities	(49,259)	(14,323)
Financing Activities:
Proceeds from debt due to Parent	-	2,000
Repayments of debt due to Parent	(2,000)	-
Distributions to noncontrolling interest	(73)	(461)
Financing transactions with Parent, net	(495,596)	(396,587)
Net cash used in financing activities	(497,669)	(395,048)
Effect of exchange rate changes on cash and cash equivalents	(619)	565
Change in cash and cash equivalents	(515)	1,054
Cash and cash equivalents at beginning of period	13,239	12,185
Cash and cash equivalents at end of period	$12,724	$13,239

See notes to combined financial statements

Connectivity and Cable Solutions

Combined Statements of Equity

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Connectivity and Cable Solutions Equity	Noncontrolling Interest	Total Equity
Balance as of December 31, 2023	$3,404,566	$(123,792)	$3,280,774	$5,589	$3,286,363
Net income	348,866	-	348,866	927	349,793
Equity-based compensation	10,072	-	10,072	-	10,072
Foreign currency translation gain (loss)	-	(53,919)	(53,919)	(163)	(54,082)
Change in defined benefit plans	-	290	290	-	290
Distributions to noncontrolling interest	-	-	-	(461)	(461)
Change in net parent investment, net	(396,587)	-	(396,587)	-	(396,587)
Balance as of December 31, 2024	3,366,917	(177,421)	3,189,496	5,892	3,195,388
Net income	545,383	-	545,383	483	545,866
Equity-based compensation	23,385	-	23,385	-	23,385
Foreign currency translation gain (loss)	(8,646)	80,118	71,472	(649)	70,823
Change in defined benefit plans	-	(154)	(154)	-	(154)
Distributions to noncontrolling interest	-	-	-	(73)	(73)
Change in net parent investment, net	(495,596)	-	(495,596)	-	(495,596)
Balance as of December 31, 2025	$3,431,443	$(97,457)	$3,333,986	$5,653	$3,339,639

See notes to combined financial statements

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

1    DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION

Description of Company

Vistance Networks, Inc. (formerly CommScope Holding Company, Inc.) (Vistance Networks, or the Parent) is a global provider of infrastructure solutions for communication, data center and entertainment networks. Connectivity and Cable Solutions (CCS, or the Company) comprises the business that has been reported as the Connectivity and Cable Solutions segment in the consolidated financial statements of Vistance Networks.

The Company provides fiber optic and copper connectivity and cable solutions for use in telecommunications, cable television, residential broadband networks, data centers and business enterprises. The CCS portfolio includes network solutions for indoor and outdoor network applications. Indoor network solutions include optical fiber and twisted pair structured cable solutions, intelligent infrastructure management hardware and software, and network rack and cabinet enclosures. Outdoor network solutions are used in both local-area and wide-area networks and “last mile” fiber-to-the-home installations, including deployments of fiber-to-the-node, fiber-to-the-premises and fiber-to-the-distribution-point to homes, businesses and cellular sites.

On January 9, 2026, Vistance Networks completed the sale of CCS to Amphenol Corporation (Amphenol) pursuant to the Purchase Agreement, dated as of August 3, 2025 (the Purchase Agreement). Amphenol acquired the CCS business on a cash-free, debt-free basis, in exchange for approximately $10.5 billion in cash, subject to certain adjustments (the Transaction).

Basis of presentation

The Company has historically operated as part of Vistance Networks and has not historically operated as a stand-alone entity. As a result, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the historical accounting records of Vistance Networks for the years ended December 31, 2025 and 2024. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and are presented in accordance with the applicable requirements of Regulation S-X. The historical results of operations, financial position and cash flows of the Company presented in these combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.

The Combined Statements of Operations include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain Vistance Networks corporate functions. Expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, time spent, headcount, or other relevant measures. These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, information technology, human resources, legal, facilities, corporate marketing, sales, and research and development.

The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received by the Company. For the years ended December 31, 2025 and 2024, allocated corporate expenses totaled $265,433 and $243,003, respectively, which were primarily included in selling, general and administrative expenses. However, the allocations may not be indicative of actual expenses that would have been incurred had CCS operated as an independent company for the periods presented.

Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and facilities.

The Combined Balance Sheets include assets and liabilities specifically identifiable and attributable to the Company, including certain assets and liabilities that were historically held at the corporate level by Vistance Networks.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Vistance Networks applies a centralized approach to cash management in certain jurisdictions. The cash and cash equivalents held by Vistance Networks at the corporate level are not specifically identifiable to the Company and therefore were not attributed for any of the periods presented. Cash and cash equivalents on the Combined Balance Sheets represent cash balances legally owned by certain entities dedicated to CCS which do not participate in the centralized Vistance Networks cash management program. Long-term debt and related interest expense held by Vistance Networks have not been attributed to the Company for any of the periods presented because the borrowings are not directly attributable to the Company and were repaid by the Parent upon the sale of CCS. All borrowings by the Company due to Vistance Networks that were settled in cash are recorded as accrued and other liabilities in the Combined Balance Sheets based on loan maturity dates.

All intercompany transactions and balances within the Company have been eliminated. All other transactions between the Company and Vistance Networks are included as net parent investment within the combined financial statements. See Note 10 for further information.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of the Combined Financial Statements

The preparation of the accompanying combined financial statements in conformity with accounting principles generally accepted in the United States (U.S.) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Significant accounting estimates reflected in the Company’s financial statements include the allowance for doubtful accounts, reserves for sales returns, discounts, allowances, rebate and distributor price protection programs; inventory excess and obsolescence reserves; product warranty reserves and other contingent liabilities; liabilities for unrecognized tax benefits; and impairment reviews for property, plant and equipment, goodwill and other intangible assets. Although these estimates are based on management’s knowledge of and experience with past and current events and on management’s assumptions about future events, it is at least reasonably possible that they may ultimately differ materially from actual results.

Cash and Cash Equivalents

Cash and cash equivalents represent deposits in banks and cash invested temporarily in various instruments with a maturity of three months or less at the time of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable and contract assets for unbilled receivables are stated at the amount owed by the customer, net of allowances for estimated doubtful accounts, discounts, returns and rebates. The Company measures the allowance for doubtful accounts using an expected credit loss model, which uses a lifetime expected loss allowance for all trade accounts receivable and contract assets. To measure the expected credit losses, trade accounts receivable and contract assets are grouped based on shared credit risk characteristics and the days past due based on the contractual terms of the receivable. Contract assets relate to unbilled work in progress and have substantially the same risk characteristics as trade accounts receivable for the same types of contracts. Therefore, the Company has concluded that the expected loss rates for trade accounts receivable are a reasonable approximation of the loss rates for the contract assets.

In calculating an allowance for doubtful accounts, the Company uses its historical experience, external indicators and forward-looking information to calculate expected credit losses using an aging method. The Company assesses impairment of trade accounts receivable on a collective basis, as they possess shared credit risk characteristics which have been grouped based on the days past due.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

The expected loss rates are based on the payment profiles of sales over the preceding thirty-six months and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their trade accounts receivable. Accounts are written off against the allowance account when they are determined to be no longer collectible.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory cost is determined on a first-in, first-out (FIFO) basis. Costs such as idle facility expense, excessive scrap and re-handling costs are expensed as incurred.

The Company maintains reserves to reduce the value of inventory to the lower of cost or net realizable value, including reserves for excess and obsolete inventory.

Leases

The Company determines if a contract is a lease or contains a lease at inception. Right of use assets related to operating type leases are reported in other noncurrent assets and the present value of remaining lease obligations is reported in accrued and other liabilities and other noncurrent liabilities on the Combined Balance Sheets. For the periods presented, the Company does not have any financing type leases.

Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The majority of the Company’s leases do not provide an implicit rate; therefore, the Company uses the incremental borrowing rates applicable to the economic environment and the duration of the lease, based on the information available at commencement date, in determining the present value of future payments. The right of use asset for operating leases is measured using the lease liability adjusted for the impact of lease payments made prior to commencement, lease incentives received, initial direct costs incurred and any asset impairments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company re-measures and reallocates the consideration in a lease when there is a modification of the lease that is not accounted for as a separate contract. The lease liability is remeasured when there is a change in the lease term or a change in the assessment of whether the Company will exercise a lease option. The Company assesses right of use assets for impairment in accordance with its long-lived asset impairment policy.

The Company accounts for lease agreements with contractually required lease and non-lease components on a combined basis. Lease payments made for cancellable leases, variable amounts that are not based on an observable index and lease agreements with an original duration of less than twelve months are recorded directly to lease expense.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Upon application of acquisition accounting, property, plant and equipment are measured at estimated fair value as of the acquisition date to establish a new historical cost basis. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Useful lives generally range from 10 to 35 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for repairs and maintenance are expensed as incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over fair value of net assets of companies acquired. Goodwill was determined using a methodology consistent with that used by Vistance Networks. Goodwill is assigned to reporting units based on the difference between the purchase price as allocated to the reporting units and the estimated fair value of the identified net assets acquired as allocated to the reporting units. Purchased intangible assets with finite lives are carried at their estimated fair values at the time of acquisition less accumulated amortization and any impairment charges. Amortization is recognized on a straight-line basis over the estimated useful lives of the respective assets, which approximates the pattern that the economic benefits are realized by the Company.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Asset Impairments

Goodwill is tested for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of the reporting unit may exceed its fair value. Property, plant and equipment, intangible assets with finite lives and right of use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable, based on the undiscounted cash flows expected to be derived from the use and ultimate disposition of the assets. Assets identified as impaired are adjusted to estimated fair value.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company’s revenue is generated primarily from product or equipment sales. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

Product sales to end-customers or distributors represent 98% of the Company’s revenue and are recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred.

The Company provides professional services, including consulting, implementation, and support services, to its customers. These services are generally contracted under time-and-materials arrangements.  Under time-and-materials contracts, revenue is recognized over time as services are delivered, based on hours worked and agreed rates, plus any reimbursable expenses incurred.

Revenue is measured based on the consideration the Company expects to be entitled based on customer contracts. Sales are adjusted for variable consideration amounts, including but not limited to estimated discounts, rebates, distributor project pricing programs and returns. These estimates are determined based upon historical experience, contract terms, inventory levels in the distributor channel and other related factors. Adjustments to variable consideration estimates are recorded when circumstances indicate revisions may be necessary. Variable consideration is primarily related to the Company’s sales to distributors, system integrators and value-added resellers.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements.

Unbilled receivables represent amounts earned for which the Company has an unconditional right to payment but has not yet invoiced the customer. When the Company’s right to consideration is conditional on future performance or other factors beyond the passage of time, these amounts are classified as contract assets and presented separately from trade accounts receivable in other receivables in the combined balance sheet and are converted to accounts receivable once the Company’s right to the consideration becomes unconditional, which varies by contract but is generally based on achieving certain acceptance milestones.

Shipping and Handling Costs

The Company includes shipping and handling costs billed to customers in net sales and includes the costs incurred to transport product to customers as well as certain internal handling costs, which relate to activities to prepare goods for shipment, as cost of sales. Shipping and handling costs incurred after control is transferred to the customer are accounted for as fulfillment costs and are not accounted for as separate revenue obligations.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Tax Collected from Customers

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, which are collected by the Company from customers, are excluded from net sales.

Advertising Costs

Advertising costs are expensed in the period in which they are incurred and are reflected in selling, general and administrative expense on the Combined Statements of Operations. Advertising expense was $16,525 and $11,308 for the years ended December 31, 2025 and 2024, respectively, including costs allocated of $3,644 and $1,418, respectively.

Product Warranties

The Company recognizes a liability for the estimated claims that may be paid under its customer assurance-type warranty agreements to remedy potential deficiencies of quality or performance of the Company’s products. These product warranties extend over various periods, depending on the product subject to the warranty and the terms of the individual agreements. The Company records a provision for estimated future warranty claims as cost of sales based upon the historical relationship of warranty claims to sales and specifically identified warranty issues. The Company bases its estimates on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Such revisions may be material.

Research and Development

Research and development (R&D) costs are expensed in the period in which they are incurred. R&D costs include materials and equipment that have no alternative future use, depreciation on equipment and facilities currently used for R&D purposes, personnel costs, contract services and reasonable allocations of indirect costs, if clearly related to an R&D activity. Expenditures related to ongoing production are recorded in cost of sales.

During the years ended December 31, 2025 and 2024, the Company incurred research and development costs of $80,118 and $71,035, respectively.

Restructuring

The Company records restructuring charges associated with management-approved restructuring plans, which could include the elimination of job functions, closure or relocation of facilities, reorganization of operations, changes in management structure, workforce reductions or other actions. Restructuring charges may include ongoing and enhanced termination benefits related to employee separations, contract termination costs, impairment of certain assets and other related costs associated with exit or disposal activities. Severance benefits are provided to employees primarily under the Company’s ongoing benefit arrangements. These severance costs are accrued once management commits to a plan of termination and it becomes probable that employees will be separated and entitled to benefits at amounts that can be reasonably estimated. In some instances, the Company enhances its ongoing termination benefits with one-time termination benefits, which are recognized when employees are notified of their enhanced termination benefits.

Foreign Currency Translation

The combined financial statements were prepared using the U.S. Dollar as the reporting currency. For the years ended December 31, 2025 and 2024 approximately 27% and 35%, respectively, of the Company’s net sales were to customers located outside the U.S. A portion of these sales was denominated in currencies other than the U.S. dollar, particularly sales from the Company’s foreign subsidiaries. The financial position and results of operations of certain of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Revenues and expenses of these foreign subsidiaries have been translated from their respective functional currencies into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities of these subsidiaries have been translated

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

at the exchange rates as of the balance sheet date. Translation gains and losses are recorded in accumulated other comprehensive loss. Upon sale or liquidation of an investment in a foreign subsidiary, the amount of net translation gains or losses that have been accumulated in other comprehensive loss attributable to that investment are reported as a gain or loss in earnings in the period in which the sale or liquidation occurs.

Aggregate foreign currency remeasurement gains and losses, such as those resulting from the settlement of receivables or payables, foreign currency contracts and short-term intercompany advances in a currency other than the subsidiary’s functional currency, are recorded currently in earnings (included in other income (expense), net) and resulted in gains (losses) of $(13,792) and $3,336 during the years ended December 31, 2025 and 2024, respectively.

Equity-Based Compensation

The estimated fair value of stock awards is recognized as expense over the requisite service periods. Forfeitures of stock awards are recognized as they occur. The Company records deferred tax assets related to compensation expense for awards that are expected to result in future tax deductions for the Company, based on the amount of compensation cost recognized and the Company’s statutory tax rate in the jurisdiction in which it expects to receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and actual tax deductions reported on the Company’s income tax return are recorded in the Combined Statements of Operations within income tax expense benefit.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, and trade payables. The carrying amounts of these financial instruments as of December 31, 2025 and 2024 were considered representative of their fair values due to their short terms to maturity.

Fair value measurements using quoted prices in active markets for identical assets and liabilities fall within Level 1 of the fair value hierarchy, measurements using significant other observable inputs fall within Level 2, and measurements using significant unobservable inputs fall within Level 3.

Non-Recurring Fair Value Measurements

Goodwill is tested for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of the reporting unit may exceed its fair value. The annual test of goodwill impairment was performed for each of the reporting units with goodwill balances as of October 1, 2025. For reporting units within the CCS segment, management elected to perform a qualitative assessment to determine whether it was more likely than not that the fair value of the reporting units was less than their carrying amounts. Based on this qualitative assessment, management concluded that no goodwill impairment existed for these reporting units and that a quantitative impairment test was not required. In connection with the 2024 annual goodwill tests, the fair value of each reporting unit was determined utilizing Vistance Networks’ historical impairment tests, using a discounted cash flow (DCF) model and a guideline public company approach, with 75% of the value determined using the DCF model and 25% of the value determined using the guideline public company approach. Under the DCF method, the fair value of a reporting unit is based on the present value of estimated future cash flows. Under the guideline public company method, the fair value is based upon market multiples of revenue and earnings derived from publicly traded companies with similar operating and investment characteristics as the reporting unit. The inputs to both the DCF model and the guideline public company analysis are Level 3 valuation inputs. Changes in any of these inputs, among other factors, could negatively affect the fair value of the reporting unit and result in a material impairment charge in the future.

These fair value estimates are based on pertinent information available to management as of the valuation date. Although management is not aware of any factors that would significantly affect these fair value estimates, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Pension Plans

Defined Benefit Plan

Certain CCS employees located in Mexico and Philippines participate in defined benefit plans sponsored by the Company. This plan is accounted for under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Subtopic 715-20, Compensation – Retirement Benefits: Defined Benefit Plans. The Company had a pension liability of $9,622 and $7,142 as of December 31, 2025 and 2024, respectively, recorded in accrued and other liabilities and in other noncurrent liabilities.

Multiemployer Plans

Although Vistance Networks does not participate in multiemployer benefit plans, certain CCS employees in the U.S. and in other foreign countries participate in pension plans sponsored by Vistance Networks. Therefore, these plans are accounted for in accordance with FASB ASC Subtopic 715-80 Compensation—Retirement Benefits: Multiemployer Plans. As such, the Company is allocated relevant participation costs for these employee benefit plans from Vistance Networks.

The Company has not recorded any assets and liabilities associated with its participation in these plans in the Combined Balance Sheets as of December 31, 2025 and 2024, as any contributions required for such participation were paid as of year-end. Pension costs associated with its participation in these plans are recorded as a component of corporate allocations described in Note 10.

Defined Contribution Plans

Employees of the Company participate in defined contribution retirement savings plans sponsored by Vistance Networks including 401(k) plans and non-contributory and contributory deferred compensation plans. These plans allow employees meeting certain requirements to contribute a portion of their compensation on a pretax and/or after-tax basis in accordance with guidelines established by the plans and the Internal Revenue Service or other tax authorities. Vistance Networks matches a percentage of the employee contributions up to certain limits. The U.S. 401(k) plan is the most significant defined contribution plan. During the years ended December 31, 2025 and 2024 the Company recognized expenses associated with the U.S. 401(k) plans of $18,440 and $14,211, respectively.

Net Parent Investment

Net parent investment in the Combined Balance Sheets and Combined Statements of Equity represents Vistance Networks’ historical investment in the Company, the accumulated income and the net effect of the transactions with and allocations from the Parent.

Income Taxes

The Company is included in the foreign and domestic tax returns of Vistance Networks. The provision for income taxes is calculated using the separate-return method. Under this methodology, the Company is assumed to file a separate return with the tax authority in each jurisdiction in which it operates, thereby reporting its taxable income or loss. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical returns and assesses the need for a valuation allowance on the basis of its proposed separate-return results. Tax benefits that result from uncertain tax positions may be recognized only if they are considered more likely than not to be sustainable, based on their technical merits. The amount of benefit to be recognized is the largest amount of tax benefit that is at least 50% likely to be realized.

Concentration of Risk

Non-derivative financial instruments used by the Company in the normal course of business include letters of credit and commitments to extend credit, primarily accounts receivable. The Company generally does not require collateral

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

on its accounts receivable. These financial instruments involve risk, including the credit risk of nonperformance by the counterparties to those instruments, and the actual loss may exceed the reserves provided in the Company’s Combined Balance Sheets.

The Company manages its exposures to credit risk associated with accounts receivable using tools such as credit approvals, credit limits and monitoring procedures. The Company estimates the allowance for doubtful accounts based on the actual payment history and individual circumstances of significant customers as well as the age of receivables. In management’s opinion, as of December 31, 2025, the Company did not have significant unreserved risk of credit loss due to the non-performance of customers or other counterparties related to amounts receivable. However, an adverse change in financial condition of a significant customer or group of customers or in the telecommunications industry could materially affect the Company’s estimates related to doubtful accounts.

The principal raw materials and components purchased by the Company (aluminum, copper, steel, bimetals, optical fiber, plastics and other polymers) are subject to changes in market price as these materials are linked to various commodity markets. The Company attempts to mitigate these risks through effective requirements planning and by working closely with its key suppliers to obtain the best possible pricing and delivery terms.

The Company relies on sole suppliers or a limited group of suppliers for certain key components, subassemblies and modules and a limited group of contract manufacturers to manufacture a significant portion of its products. Any disruption or termination of these arrangements could have a material adverse impact on the Company’s results of operations.

Recent Accounting Pronouncements

Adopted in 2025

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new guidance improves income tax disclosures by requiring additional information related to the rate reconciliation and income taxes paid, including 1) consistent categories and greater disaggregation of information in the rate reconciliation and 2) disaggregation of income taxes paid by jurisdiction. The guidance is effective for the Company on a prospective or retroactive basis, beginning January 1, 2025 for the annual period. As a result, the Company has enhanced its income tax disclosures to align with the new guidance on a prospective basis. As the adoption of this ASU relates to disclosures only, there was no impact to the Company’s results of operations and financial condition.

Issued but Not Adopted

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The new guidance addresses various technical corrections, clarifications, and minor improvements to the ASC. The ASU addresses 33 issues, primarily clarifying existing guidance, correcting errors, or making minor improvements to enhance the understandability and application of the ASC. The amendments are varied in nature and may impact the application of guidance in areas where the original guidance was unclear. The guidance is effective for the Company beginning January 1, 2027 for the interim and annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The new guidance aims to enhance the clarity and navigability of guidance related to interim disclosures. This guidance clarifies when the guidance in ASC Topic 270 is applicable and specifies the disclosures required during interim reporting periods. The amendments clarify that ASC Topic 270 applies to all entities that provide interim financial statements and notes in accordance with GAAP. The ASU provides a comprehensive list of interim disclosures required by GAAP, which is intended to improve efficiency in using the ASC. This list clarifies existing requirements and does not aim to expand or reduce current interim disclosure obligations. The guidance is effective for the Company beginning January 1, 2028 for the interim and annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements.

In September 2025 the FASB issued ASU No. 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The new guidance modernizes the accounting for software costs and provides the following criteria for capitalization of software costs: (1) management has authorized and committed to funding the software project; and (2) it is probable that the project will be completed and the software will be used to perform the function intended. The guidance is effective for the Company on a prospective, modified prospective or retrospective basis, beginning January 1, 2028 for the interim and annual periods. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The new guidance is expected to provide decision-useful information to investors and other financial statement users while reducing the time and effort necessary to analyze and estimate credit losses for current accounts receivable and current contract assets. The amendments in this update introduce a practical expedient when applying the guidance related to the estimation of expected credit losses for current accounts receivable and current contract assets resulting from transactions arising from contracts with customers. The guidance is effective for the Company on a prospective basis, beginning January 1, 2026 for the interim and annual periods. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the combined financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The new guidance improves disclosures for expenses of public entities and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Coupled with recent standards that enhanced the disaggregation of revenue and income tax information, the disaggregated expense information required by these amendments will enable investors to better understand the major components of an entity’s income statement. The guidance is effective for the Company on a prospective or retrospective basis, as of January 1, 2027 for the annual period. Early adoption is permitted. As this ASU relates to disclosures only, there will be no impact to the Company’s combined results of operations and financial condition.

3   GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents details of the Company’s intangible assets other than goodwill:

	December 31, 2025			December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer base	$1,225,803	$(1,113,680)	$112,123	$1,201,469	$(1,035,353)	$166,116
Trade names & trademarks	287,542	(228,403)	59,139	284,431	(213,562)	70,869
Total intangible assets	$1,513,345	$(1,342,083)	$171,262	$1,485,900	$(1,248,915)	$236,985

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

There were no impairments of finite-lived intangible assets identified during the years ended December 31, 2025 or 2024.

Amortization expense for intangible assets was $70,801 and $71,377 for the years ended December 31, 2025 and 2024, respectively. Future amortization expense for intangible assets as of December 31, 2025 is as follows:

Estimated Amortization Expense
2026	$70,911
2027	52,531
2028	16,430
2029	16,430
2030	14,471
Thereafter	489

The following table presents the activity in goodwill:

Total
Gross goodwill as of December 31, 2023	$2,290,976
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2023	$2,140,375

FY24 activity
Foreign currency translation loss	$(32,654)

Gross goodwill as of December 31, 2024	$2,258,322
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2024	$2,107,721

FY25 activity
Foreign currency translation gain	$52,888

Gross goodwill as of December 31, 2025	$2,311,210
Accumulated impairment losses	(150,601)
Net goodwill as of December 31, 2025	$2,160,609

During the annual impairment tests performed in the fourth quarter of 2025 and fourth quarter of 2024, no goodwill impairments were identified.

Estimating the fair value of a reporting unit involves uncertainties because it requires management to develop numerous assumptions, including assumptions about the future growth and potential volatility in revenues and costs, capital expenditures, industry economic factors and future business strategy. Changes in projected revenue growth rates, projected EBITDA margin percentages or estimated discount rates due to uncertain market conditions, terminal growth rates, lower market multiples, loss of one or more key customers, changes in the Company’s strategy, changes in technology or other factors could negatively affect the fair value in one or more of the Company’s reporting units and result in a material impairment charge in the future. See “Non-Recurring Fair Value Measurements” in Note 2 for further discussion of the assumptions used in the valuations.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

4    REVENUE FROM CONTRACTS WITH CUSTOMERS

Allowance for Doubtful Accounts

	Year Ended December 31,
	2025	2024
Allowance for doubtful accounts, beginning of period	$14,833	$17,864
Provision (benefit)	(525)	549
Write-offs	(2,081)	(3,580)
Allowance for doubtful accounts, end of period	$12,227	$14,833

Customer Contract Balances

The following table provides the balance sheet location and amounts of contract assets, or unbilled accounts receivable, and contract liabilities, or deferred revenue, from contracts with customers as of December 31, 2025 and December 31, 2024:

		December 31,
Contract Balance Type	Balance Sheet Location	2025	2024
Unbilled accounts receivable	Accounts receivable, less allowance for doubtful accounts	$11,435	$1,690
Deferred revenue - current	Accrued other liabilities	671	841

5    LEASES

The Company has operating type leases for real estate, equipment and vehicles both in the U.S. and internationally. As of December 31, 2025 and 2024, the Company had no finance type leases. Operating lease expense related to leases attributable to the Company was $24,095 and $25,176 for the years ended December 31, 2025 and 2024, respectively. Operating lease expense related to leases attributable to the Parent are allocated within the Combined Statements of Operations.

Supplemental cash flow information related to operating leases:

	Year Ended December 31,
	2025	2024
Operating cash paid to settle lease liabilities	$24,363	$24,282
Right of use asset additions in exchange for lease liabilities	11,043	15,777

Supplemental balance sheet information related to operating leases:

	Balance Sheet Location	December 31,
		2025	2024
Right of use assets	Other noncurrent assets	$63,100	$67,933

Lease liabilities	Accrued and other liabilities	$16,365	$18,901
Lease liabilities	Other noncurrent liabilities	51,029	53,252
Total lease liabilities		$67,394	$72,153

Weighted average remaining lease term (in years)	4.9
Weighted average discount rate	8.93%

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Future minimum lease payments under non-cancellable leases as of December 31, 2025 are as follows:

Operating Leases
2026	$21,115
2027	16,825
2028	13,648
2029	11,150
2030	9,427
Thereafter	14,199
Total minimum lease payments	86,364
Less: imputed interest	(18,970)
Total	$67,394

6    SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Accounts Receivable

	December 31,
	2025	2024
Accounts receivable - trade	$630,261	$445,811
Accounts receivable - other	15,565	2,787
Allowance for doubtful accounts	(12,227)	(14,833)
Total accounts receivable, net	$633,599	$433,765

Inventories

	December 31,
	2025	2024
Raw materials	$169,645	$121,575
Work in progress	146,201	101,785
Finished goods	196,580	110,447
Total inventories, net	$512,426	$333,807

Property, Plant and Equipment

	December 31,
	2025	2024
Land and land improvements	$18,985	$16,900
Buildings and improvements	141,251	122,534
Machinery and equipment	589,887	557,758
Construction in progress	38,957	17,218
	789,080	714,410
Accumulated depreciation	(511,169)	(454,427)
Total property, plant and equipment, net	$277,911	$259,983

Depreciation expense was $51,550 and $54,774 during the years ended December 31, 2025 and 2024, respectively, including costs allocated of $443 and $3,930, respectively. No interest was capitalized during the periods presented.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Accrued and Other Liabilities

	December 31,
	2025	2024
Compensation and employee benefit liabilities	$105,210	$84,463
Operating lease liabilities	16,365	18,901
Department accruals	17,597	10,532
Accrued freight	32,121	9,522
Value added tax liability	9,355	7,288
Product warranty accrual	6,843	5,694
Other	23,524	14,237
Total accrued and other liabilities	$211,015	$150,637

Accumulated Other Comprehensive Loss

The following table presents changes in accumulated other comprehensive loss (AOCL), net of tax:

	Year Ended December 31,
	2025	2024
Foreign currency translation
Balance at beginning of period	$(176,582)	$(122,663)
Other comprehensive (loss) income	71,472	(53,919)
Amounts reclassified from AOCL	8,646	-
Balance at end of period	$(96,464)	$(176,582)

Defined benefit plan activity
Balance at beginning of period	$(839)	$(1,129)
Other comprehensive (loss) income	(154)	290
Balance at end of period	$(993)	$(839)
Net AOCL at the end of period	$(97,457)	$(177,421)

During the year ended December 31, 2025, $8,646 of foreign currency translation related to the divestiture of Vistance Networks’ Outdoor Wireless Networks (OWN) segment was reclassified from net AOCL and recorded in net parent investment on the Combined Balance Sheet.

Cash Flow Information

	Year Ended December 31,
	2025	2024
Cash paid during the period for:
Income taxes, net of refunds	$130,509	$46,680

7    RESTRUCTURING COSTS

The Company incurs costs associated with restructuring initiatives intended to improve overall operating performance and profitability. The costs related to restructuring actions are generally cash-based and primarily consist of employee-related costs, which include severance and other one-time termination benefits.

During the years ended December 31, 2025 and 2024, the Company incurred restructuring cost, net of $4,060 and $1,017, respectively, including costs allocated of $3,875 and $1,017, respectively.

Restructuring liabilities of $253 and $316 as of December 31, 2025 and 2024, respectively, are included in accrued and other liabilities on the Combined Balance Sheets.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

8    INCOME TAXES

The Company is included in the foreign and domestic tax returns of Vistance Networks. The provision for income taxes is calculated by using, in general, a separate-return methodology. Under this methodology, the Company is assumed to file a separate return with the tax authority in each jurisdiction in which it operates, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from Vistance Networks. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical returns and assesses the need for a valuation allowance on the basis of its proposed separate-return results.

Income before income taxes includes the results from domestic and international operations as follows:

	Year Ended December 31,
	2025	2024
U.S. companies	$694,865	$384,836
Non-U.S. companies	30,899	85,661
Income before income taxes	$725,764	$470,497

Significant components of income tax expense were as follows:

	Year Ended December 31,
	2025	2024
Current:
Federal	$91,866	$64,366
State	22,487	14,603
Foreign	18,605	21,565
Current income tax expense	$132,958	$100,534
Deferred:
Federal	$42,704	$17,147
State	7,276	2,911
Foreign	(3,040)	112
Deferred income tax expense	46,940	20,170
Total income tax expense	$179,898	$120,704

The following table reflects the effective income tax rate reconciliation for the year ended December 31, 2025 (ASU No. 2023-09) (Prospective Adoption):

	Amount	% of Statutory Tax
Pre-tax book income	$725,764

U.S. federal statutory tax rate	152,411	21.0%
State and local income taxes, net of federal income tax effect	24,442	3.4%
Foreign tax effects:
Effect of rates different than statutory	2,271	0.3%
Other foreign jurisdictions	1,677	0.2%
Subpart F income net of U.S. FTC	643	0.1%
Tax credits:
U.S. R&D credit	(3,168)	(0.4%)
Stock Compensation	(2,736)	(0.4%)
Other	4,358	0.6%
Income tax provision	$179,898	24.8%

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

The Company adopted ASU No. 2023-09 prospectively beginning in fiscal year 2025. As permitted by the standard, prior-period disclosures have not been retrospectively adjusted. The reconciliation of income taxes attributable to operations at the applicable U.S. federal statutory tax rates to income tax expense for periods prior to adoption reflects the presentation required under legacy ASC 740 and is not directly comparable to the current year presentation.

Year Ended December 31, 2024
Income tax expense at federal statutory rate	$98,804
State income taxes, net of federal tax effect	13,935
Foreign earnings taxed at other than federal rate	2,412
Subpart-F and IRC 78 Gross Up	3,851
U.S. federal R&D credits	(2,488)
Foreign tax credits	(4,165)
Equity-based compensation	3,645
Withholding taxes	2,439
Other	2,271
Total income tax expense	$120,704

Cash paid for income taxes, net of refunds received by jurisdiction pursuant to the disclosure requirements of ASU No. 2023-09, is as follows:

Year Ended December 31, 2025
Federal	$89,417
State	22,487
Foreign
Mexico	6,899

Other	11,706
Cash paid for income taxes, net of refunds received	$130,509

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

The components of deferred income tax assets and liabilities and the classification of deferred tax balances on the balance sheet were as follows:

	December 31,
	2025	2024
Deferred tax assets:
Accounts receivable, inventory and warranty reserves	$45,885	$35,986
Capitalized research and development costs	73,312	121,611
Employee benefits	10,497	8,052
Net operating losses	11,672	14,760
Equity-based compensation	1,318	2,688
Other	22,989	22,264
Total deferred tax assets	165,673	205,361
Valuation allowance	(3,529)	(3,529)
Total deferred tax assets, net of valuation allowance	$162,144	$201,832

Deferred tax liabilities:
Intangible assets	$(70,028)	$(60,029)
Property, plant and equipment	(22,258)	(22,045)
Other	(18,171)	(21,131)
Total deferred tax liabilities	(110,457)	(103,205)
Net deferred tax assets	$51,687	$98,627

Deferred taxes recognized on the balance sheet:
Noncurrent deferred tax asset	$57,544	$107,131
Noncurrent deferred tax liability	(5,857)	(8,504)
Net deferred tax assets	$51,687	$98,627

The deferred tax asset for foreign net operating loss and tax credit carryforwards as of December 31, 2025 includes foreign net operating loss carryforwards (net of federal tax effects) of $10,974 which have no expiration date. Certain of these foreign net operating loss carryforwards are subject to local restrictions limiting their utilization. As of December 31, 2025 and 2024, valuation allowances of $3,529 have been established related to these foreign deferred tax assets.

The deferred tax asset for federal net operating loss and tax credit carryforwards as of December 31, 2025 relates to $698 of net operating loss carryforwards.

The following table reflects a reconciliation of the beginning to ending period amounts of gross unrecognized tax benefits, excluding interest and penalties:

Uncertain Tax Positions

	Year Ended December 31,
	2025	2024
Balance at beginning of period	$2,568	$2,651
Increase related to prior periods	-	-
Decrease related to prior periods	-	(83)
Increase related to current periods	711	-
Decrease related to settlements with taxing authorities	-	-
Decrease related to lapse in statute of limitations	-	-
Balance at end of period	$3,279	$2,568

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

The Company’s liability for unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods was $3,279 and $2,568 as of December 31, 2025 and 2024, respectively. The Company operates in numerous jurisdictions worldwide and is subject to routine tax audits on a regular basis. The determination of the Company’s unrecognized tax benefits involves significant management judgment regarding interpretation of relevant facts and tax laws in each of these jurisdictions.

The Company was historically included in Vistance Networks federal, state and local tax returns, with statutes of limitation generally ranging from 3 to 4 years. The Company is generally no longer subject to state and local tax examinations for years prior to 2021. Tax returns filed by the Company’s significant foreign subsidiaries are generally subject to statutes of limitation of 3 to 7 years and are generally no longer subject to examination for years prior to 2020. In many jurisdictions, tax authorities retain the ability to review prior years’ tax returns and to adjust any net operating loss or tax credit carryforwards from these years that are available to be utilized in subsequent periods.

The Organization for Economic Co-operation and Development has proposed a global minimum tax of 15% under its Pillar Two Model Rules. Beginning in 2023, many countries began to incorporate Pillar Two into their domestic laws with Pillar Two becoming effective in some countries beginning in 2024. In 2025, the Company incurred insignificant tax expense in connection with Pillar Two. On January 5, 2026, the OECD released a comprehensive package for a “side-by-side arrangement” with respect to Pillar Two. Notably, once adopted, this new guidance will prevent other countries from imposing tax on the U.S. profits of American companies. The Company will continue to monitor U.S. and international legislative developments, including further announcements on the side-by-side package, to assess any potential impacts on its operations.

On July 4, 2025, U.S. legislation formally titled “An Act to Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14” (the Act), commonly referred to as the One Big Beautiful Bill Act, was signed into law. The Act, among other provisions, extended certain key elements of the 2017 Tax Cuts and Jobs Act and introduced targeted changes to the U.S. federal income tax regime. The effects of OBBBA are reflected in the combined financial statements for the year ended December 31, 2025.

9    EQUITY-BASED COMPENSATION

Equity-Based Compensation Plans

Vistance Networks has equity-based compensation plans under which it grants stock options, stock appreciation rights, restricted stock, stock units (including restricted stock units (RSUs) and deferred stock units), performance awards, and other stock-based awards and cash-based awards.

As of December 31, 2025, $6,969 of total unrecognized compensation expense related to unvested RSUs and performance share units (PSUs) is expected to be recognized over a remaining weighted average period of 2 years. There were no significant capitalized equity-based compensation costs at December 31, 2025.

Employees of the Company hold RSUs and performance awards during the periods presented in the Combined Statements of Operations. The following table shows a summary of the equity-based compensation expense included in the Combined Statements of Operations, which includes an allocation of equity-based compensation expense for Vistance Networks corporate and shared functional employees of $13,675 and $6,438 for the years ended December 31, 2025 and 2024, respectively:

	Year Ended December 31,
	2025	2024
Selling, general and administrative	$21,481	$8,423
Cost of sales	1,254	982
Research and development	650	667
Total equity-based compensation expense	$23,385	$10,072

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

Vistance Networks believes the valuation techniques and the approaches utilized to develop the underlying assumptions are appropriate in estimating the fair values of its equity-based compensation. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards. Subsequent events are not indicative of the reasonableness of the original estimates of fair value made by Vistance Networks.

Restricted Stock Units

RSUs entitle the holder to shares of Vistance Networks common stock after a vesting period of generally three years. The fair value of the awards is determined on the grant date based on Vistance Networks’ stock price.

The following table summarizes the RSU activity (in thousands, except per share data), excluding RSU awards for Vistance Networks corporate and shared functional employees:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested share units at December 31, 2024	2,445	$2.97
Granted	1,053	$6.07
Vested and shares issued	(1,341)	$3.54
Non-vested share units at December 31, 2025	2,157	$3.95

The weighted average grant date fair value per unit of these awards granted during the years ended December 31, 2025 and 2024 was $6.07 and $1.53, respectively. The total fair value of RSUs that vested during the years ended December 31, 2025 and 2024 was $4,744 and $5,736, respectively.

Performance Share Units

PSUs are stock awards in which the number of shares ultimately received by the employee depends on achievement toward a performance measure. Certain of Vistance Networks’ PSUs have an internal performance measure and vest at the end of three years, with the number of shares issued varying between 0% and 200% of the units granted. Beginning in 2025, Vistance Networks also granted PSUs that vest over three years but are earned based on annual performance periods; these awards are divided into three equal tranches, each tied to the applicable annual internal performance measure, with each tranche payable between 0% and 200% of the units granted. The fair value of all such awards is determined on the date of grant based on the Parent’s stock price.

Vistance Networks also has PSUs with a market condition based on the total stockholder return (TSR) ranking relative to the S&P 500 TSR for a three-year period. The number of shares issued under these awards can vary between 0% to 200% of the number of PSUs granted. Vistance Networks uses a Monte Carlo simulation model to estimate the fair value of PSUs with a market condition performance measure at the date of grant. Key assumptions used in the model include the risk-free interest rate, which reflects the yield on zero-coupon U.S. treasury securities, and stock price volatility, which is derived based on the historical volatility of the Vistance Networks stock.

During the years ended December 31, 2025 and 2024, certain PSUs expired as the market condition based on the Vistance Networks’ TSR ranking relative to the S&P 500 TSR was not met. Consequently, no shares were issued related to these awards. In addition, in 2025, Vistance Networks recognized incremental equity-based compensation expense related to certain TSR awards for which the service condition was accelerated, resulting in total performance attainment of 175% for the period.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

The following table summarizes the PSU activity (in thousands, except per share data) excluding PSU awards for Vistance Networks corporate and shared functional employees:

	Performance Share Units	Weighted Average Grant Date Fair Value Per Share
Non-vested share units at December 31, 2024	522	$4.86
Granted	138	$6.35
Vested and shares issued	(203)	$5.30
Forfeited	(13)	$8.68
Expired	(7)	$11.47
Non-vested share units at December 31, 2025	437	$4.88

The weighted average grant date fair value per unit of PSUs granted during the year ended December 31, 2025 was $6.35. No PSUs were granted during the year ended December 31, 2024. The total fair value of PSUs that vested during the year ended December 31, 2025 was $1,074. No PSUs vested during the year ended December 31, 2024.

10    RELATED PARTY TRANSACTIONS

These combined financial statements include related party transactions with Vistance Networks that include the following:

●	Allocations for management costs and corporate support services provided to the Company, which totaled $265,626 and $236,873 during the years ended December 31, 2025 and 2024, respectively;

●	Allocations for depreciation related to shared fixed assets (see Note 6);

●	Employees of the Company participate in the Vistance Networks defined benefit and defined contribution pension plans (see Note 2);

●	Allocations for certain shared advertising expenses (see Note 2);

●	Allocations for certain shared restructuring costs (see Note 7);

●	Allocations of equity-based compensation for employees in the Vistance Networks equity-based compensation plans (see Note 9);

●	Allocations for transition services agreement income related to support services provided by the Company, which totaled $21,830 and $6,673 during the years ended December 31, 2025 and 2024 respectively.

Transition service agreement income

Transition service agreement (TSA) income is related to the TSA entered in conjunction with the closing of the transactions to divest of the Parent’s OWN segment and Distributed Antenna Systems (DAS) business unit in January 2025 and the OneCell business in April 2025, as well as the closing of the transaction to divest of the Home Networks (Home) business in January 2024. Under the TSAs, the Company provides and receives certain post-closing support on a transitional basis.

Debt due to Parent

On July 16, 2024, the Company and Vistance Networks entered into a revolving loan agreement providing CCS with access to borrow up to $6 million to fund its working capital and operating activities. The maturity date of the revolving

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

loan was June 30, 2025. As of December 31, 2024, the Company had drawn $2 million on the facility, which is presented within accrued and other liabilities on the Combined Balance Sheets. On January 10, 2025, the Company repaid the outstanding balance of its revolving loan facility with Vistance Networks.

Interest expense on the loan accrues quarterly at an annualized interest rate equal to U.S. Applicable Federal Rate (AFR), for a total of $46 for the year ended December 31, 2024.

Net Parent Investment

As discussed in the basis of presentation in Note 1, all balances and transactions among the Company and related parties which include the transfer of cash and cash equivalents to and from Vistance Networks and the total net effect of the settlement of intercompany transactions which are not historically cash settled between the Company and Vistance Networks, including cash sweeps in the centralized cash management system, are reflected in net parent investment. Allocations for depreciation related to shared assets are reflected as cash outflows from operating activities and cash inflows from financing transactions with Parent, net on the Combined Statements of Cash Flows.

11    COMMITMENTS AND CONTINGENCIES

Non-cancellable Purchase Obligations

In July 2023, the Company entered into a long-term supply contract with a third-party to secure the supply of certain raw materials. Under the terms of the contract, the Company is scheduled to make advance payments through 2026 totaling $120 million (undiscounted) and based on meeting certain minimum purchase requirements through 2031, such advance payments will be credited and applied to future orders on a quarterly basis beginning in 2027 through 2031. Advance payments of $100 million and $60 million are recorded as other noncurrent assets in the Combined Balance Sheets as of December 31, 2025 and 2024.

On January 12, 2026, as a result of the Company’s sale, the counterparty to the long-term supply contract described above challenged the continued enforceability of the contract. As of the date of issuance of these financial statements, the outcome of this challenge is uncertain, and a reasonable estimate of the loss from unfavorable outcomes cannot be determined.

Legal Proceedings

The Company is a party to certain intellectual property claims and also periodically receives notices asserting that its products infringe on another party’s patents and other intellectual property rights. These claims and assertions, whether against the Company directly or against its customers, could require the Company to pay damages, royalties, stop offering the relevant products and/or cease other activities. The Company may also be called upon to indemnify certain customers for costs related to products sold to such customers. While the outcome of these claims and notices is uncertain and a reasonable estimate of the loss from unfavorable outcomes in certain of these matters cannot be determined, an adverse outcome could result in a material loss. The Company did not have any material litigation as of and during the periods ended December 31, 2025 and 2024.

The Company is also a plaintiff or a defendant in certain other pending legal matters in the normal course of business. Management believes none of these other pending legal matters will have a material adverse effect on the Company’s business or financial condition upon final disposition.

The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge, disposal and remediation of hazardous materials. Compliance with current laws and regulations has not had, and is not expected to have, a materially adverse effect on the Company’s financial condition or results of operations.

Connectivity and Cable Solutions

Notes to Combined Financial Statements

(In thousands, unless otherwise noted)

12    GEOGRAPHIC INFORMATION

Sales to customers located outside of the U.S. comprised 27% and 35% of total net sales during the years ended December 31, 2025 and 2024, respectively. Sales by geographic region, based on the destination of product shipments or service provided, were as follows:

	Year Ended December 31,
	2025	2024
United States (U.S.)	$2,738,853	$1,839,073
Asia Pacific (APAC)	428,124	393,640
Europe, Middle East and Africa (EMEA)	424,908	438,084
Caribbean and Latin America (CALA)	96,567	96,213
Canada	66,082	56,164
Net sales	$3,754,534	$2,823,174

Long-lived assets, excluding intangible assets, consist substantially of property, plant and equipment and right of use assets. The Company’s long-lived assets, excluding intangible assets, located in the U.S., EMEA, APAC, and CALA regions represented the following percentages of such long-lived assets: 57%, 17%, 16% and 10%, respectively, as of December 31, 2025, and 63%, 17%, 10% and 10%, respectively, as of December 31, 2024.

13    SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 27, 2026, the date the financial statements were available to be issued.